Exhibit 10.1

AMENDMENT NO. 4 TO CFO CONSULTING AGREEMENT

This Amendment No. 4 (the “Amendment”) to the CFO Consulting Agreement dated March 6, 2025 (the “Agreement”), as amended by Amendment No. 1 dated September 24, 2025, Amendment No. 2 effective March 17, 2026, and Amendment No. 3 effective June 1, 2026, is entered into effective as of September 1, 2026, by and between GridAI Technologies Corp. (the “Company”) and BPC Consulting Ltd. (the “Consultant”).

RECITALS

WHEREAS, the Company and the Consultant are parties to the Agreement, as previously amended, pursuant to which Anna Skowron provides services as Chief Financial Officer of the Company;

WHEREAS, the parties desire to further amend the Agreement to revise the Consultant’s compensation, equity compensation, term and renewal provisions, and termination provisions;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Compensation

Effective September 1, 2026, the Consultant shall receive a fixed monthly retainer of USD $27,000. The monthly retainer shall continue to be invoiced in two equal installments, fifty percent (50%) on the 15th day of each month and fifty percent (50%) on the last day of each month, consistent with the existing invoicing schedule under the Agreement.

The USD $27,000 monthly retainer shall constitute the fixed monthly fee for the services contemplated by the Agreement. The provisions of Amendment No. 2 providing for an hourly rate or separate billing for hours worked in excess of thirty (30) hours per week are hereby deleted in their entirety, and no overtime or excess-hours billing shall apply.

2. Equity Compensation

In addition to the monthly retainer, and subject to approval by the Company’s Board of Directors (or its compensation committee), the terms of the Company’s equity incentive plan (the “Plan”) and the availability of shares reserved for issuance under the Plan, the Company shall grant to Anna Skowron or her permitted designee, as a natural person providing bona fide services to the Company, an aggregate of up to 250,000 restricted stock units (the “RSUs”), subject to the following vesting schedule and to Anna Skowron’s continued provision of services to the Company through the Consultant through each applicable vesting date:

•  75,000 RSUs shall vest immediately as of September 1, 2026;

•  25,000 RSUs shall vest on December 31, 2026;

•  50,000 RSUs shall vest upon the filing by the Company of a Form 8-K/A containing the required audited financial statements of the acquired business, which shall be filed within thirty (30) days following the execution of a definitive acquisition agreement, unless delayed by SEC review, preclearance procedures, or other delays attributable to the Securities and Exchange Commission and beyond the Consultant’s reasonable control.

•  25,000 RSUs shall vest on March 31, 2027;

•  25,000 RSUs shall vest on June 30, 2027;

•  25,000 RSUs shall vest on September 30, 2027; and

•  25,000 RSUs shall vest on December 31, 2027.

Amendment No. 4 to CFO Consulting Agreement

Notwithstanding the foregoing vesting schedule, upon any Change of Control of the Company, all RSUs described above that have not yet vested shall immediately and automatically become fully vested, subject to the Change of Control exclusion set forth below. In the event of termination of the Agreement by the Company other than for Cause, the Consultant shall continue to vest in the RSUs in accordance with the original vesting schedule throughout the six (6) month termination notice period, including where the Company elects to provide payment in lieu of notice, regardless of whether services are required during such period. Any RSUs remaining unvested following the expiration of such six (6) month period shall be forfeited without consideration, unless the Consultant or Anna Skowron continues to serve the Company in any capacity as an employee or consultant, in which case all unvested RSUs shall continue to vest in accordance with the original vesting schedule for so long as such service continues, regardless of any change in title, position, responsibilities, or form of engagement. Any RSUs that have not vested as of the date of a termination of the Agreement for Cause or by the Consultant shall be forfeited without consideration. All RSUs that vest, including RSUs accelerated under this Section, shall be issued promptly as and when they vest, subject to the satisfaction of any applicable tax withholding obligations.

The Company shall use commercially reasonable efforts to register the common shares underlying the RSUs on its next Form S-8 registration statement filed following the effective date of this Amendment. Until registered, any common shares issued upon settlement of vested RSUs shall be restricted securities and shall bear customary legends. All RSUs and any common shares issued upon settlement shall remain subject to applicable securities laws, the Company’s insider trading policy and any applicable stock exchange rules.

For purposes of this Amendment, “Change of Control” means any transaction or series of related transactions resulting in (a) the sale or transfer of all or substantially all of the Company’s assets, (b) a merger, consolidation, amalgamation or similar transaction after which the persons who held voting control of the Company immediately before such transaction no longer hold a majority of the voting power of the surviving or resulting entity, or (c) any person or group acquiring more than fifty percent (50%) of the voting power of the Company, provided, however, that a Change of Control shall exclude any Change of Control resulting solely from a potential acquisition transaction under evaluation by the Company as of the date of this Amendment, if such transaction is ultimately approved and consummated.

3. Term and Automatic Renewal

Effective September 1, 2026, the engagement shall continue for a term of one (1) year ending August 31, 2027 (the “Initial Term”). Thereafter, the Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless terminated in accordance with Section 4 below. For greater certainty, renewal shall be automatic and shall not be subject to the unilateral discretion of the Company.

4. Termination

The Company may terminate the Agreement upon six (6) months’ prior written notice to the Consultant, or immediately upon written notice for Cause. If the Company terminates the Agreement other than for Cause and provides less than six (6) months’ notice, the Company shall pay the Consultant, as payment in lieu of notice, an amount equal to the monthly retainer that would have been payable for the remainder of the six (6) month notice period, conditioned upon the Consultant’s and Anna Skowron’s execution and non-revocation of a general release in favor of the Company. Such amount shall be in addition to all accrued and unpaid fees and any vested or accelerated equity compensation owing under this Amendment. No payment in lieu of notice shall be payable upon termination for Cause.

Any termination by the Company other than for Cause shall result in the continued vesting of outstanding RSUs during the six (6) month termination notice period, including any period covered by payment in lieu of notice, in accordance with Section 2 of this Amendment.

5. Discretionary Annual Cash Bonus

The Consultant shall be eligible for a discretionary annual cash bonus. The discretionary annual cash bonus will be based on the achievement of financial planning and cash flow management; liquidity and timely and accurate financial reporting; successful completion and integration of M&A transactions; development and execution of financial strategies; effective budgeting, forecasting, and cost management; investor relations and capital markets activities; and other applicable financial, strategic, and operational milestones and performance factors.

Amendment No. 4 to CFO Consulting Agreement

6. Additional RSU Grants

In addition to the RSUs described in Section 2, the Company’s Board of Directors (or its compensation committee) may, in its sole discretion, consider additional RSU grants to Anna Skowron or her permitted designees during calendar year 2027. Any such additional RSU grants shall be subject to approval by the Company’s Board of Directors (or its compensation committee) and, as applicable, the terms of the Plan and the availability of shares reserved for issuance under the Plan, and nothing in this Section shall obligate the Company to make any additional RSU grants. Any grants under the Plan shall be to a natural person. RSU grants outside of the Plan shall be subject to shareholder approval.

7. Priority and No Other Changes

This Amendment supersedes and replaces any inconsistent provisions of the Agreement or prior amendments solely with respect to the matters expressly addressed herein, including compensation, overtime or excess-hours billing, equity compensation, term and renewal, and termination notice and payment. Except as expressly amended by this Amendment, all other terms and conditions of the Agreement, Amendment No. 1, Amendment No. 2 and Amendment No. 3 shall remain unchanged and in full force and effect.

8. Counterparts and Electronic Signatures

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered electronically or by electronic signature platform shall be deemed effective as originals.

IN WITNESS WHEREOF, the parties have executed this Amendment on October 26, 2026.

GRIDAI TECHNOLOGIES CORP.	BPC CONSULTING LTD.

By:	By:
Name: Jason Sawyer	Name: Anna Skowron
Title: Chief Executive Officer	Title: Director

Amendment No. 4 to CFO Consulting Agreement